Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of August 1, 2012, is made by and between BRANDON STAUBER ("Seller") and H.D.D. LLC, a California limited liability company ("Buyer").

  RECITALS

A.	Seller owns fifty percent (50%) of the outstanding membership interests in Wine Spies, LLC, a California limited liability company (the "Company").

B.
Buyer desires to purchase from Seller, and the Seller desires to sell to Buyer, all of the membership interests in the Company held by Seller (the "Purchased Interest"), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  AGREEMENT

1.             Acquisition Of the Purchased Interest.  On the terms and conditions set forth in this Agreement, Seller agrees to sell the Purchased Interest to Buyer, and Buyer agrees to purchase the Purchased Interest from Seller.  Seller shall sell, assign, and transfer the Purchased Interest free and clear of any and all Encumbrances (as defined in Section 4.3(b)) and any voting agreements, proxies, or similar agreements to Buyer as of the close of business on the Closing Date (as defined in Section 3).  This Agreement, the Noncompetition Agreement (as defined in Section 6.3 below), the Consulting Agreement (as defined in Section 6.4 below) and the Transfer Documents (as defined in Section 6.11 below) shall be collectively referred to herein as the "Transaction Documents."

2.             Consideration.

2.1.	Purchase Price. The aggregate purchase price to be paid by Buyer to Seller for the Purchased Interest shall be Three Hundred Twenty-Five Thousand Dollars ($325,000) (the "Purchase Price").

2.2.
Payment of the Purchase Price.  At the Closing, Buyer shall deliver to Seller (i) Two Hundred Seventy-Five Thousand Dollars ($275,000) by check or wire transfer, and (ii) a non-interest bearing promissory note payable to Seller in the principal amount of Fifty Thousand Dollars ($50,000) in the form attached hereto as Exhibit A (the "Note").  The Note shall be due and payable on or before March 1, 2013.

2.3.	Purchase Price Adjustment.

(a)           Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(1)           "Net Working Capital" shall mean the difference of (i) cash and total current accounts receivable of the Company as of the Closing Date less (ii) total current accounts payable of the Company within as of the Closing Date, each as computed in accordance with generally accepted accounting principles.
(2)           "Net Working Capital Target" shall mean Zero Dollars ($0.00).

(b)           Net Working Capital Adjustment.  The Purchase Price shall be adjusted as follows:  (i) in the event that the Net Working Capital as of the Closing Date exceeds the Net Working Capital Target by more than $10,000, then the Purchase Price shall be adjusted upward by an amount equal to one-half (1/2) of the difference between the excess amount and $10,000, in which case Buyer shall promptly, but in any event within five (5) business days following the determination in accordance with Section 2.3(b) hereof, increase the principal balance of the Note by one-half (1/2) of the difference between the excess amount and $10,000; or (ii) in the event that the Net Working Capital as of the Closing Date is less than the Net Working Capital Target by more than $10,000, then the Purchase Price shall be adjusted downward in an amount equal to one-half (1/2) of the difference between the deficiency amount and $10,000, in which case Buyer shall offset such difference between the deficiency amount and $10,000 against the principal balance of the Note.

(c)           Determination of Net Working Capital.  No later than thirty (30) days following the Closing Date, Buyer shall deliver to Seller a statement (the "Closing Balance Sheet") setting forth its computation of the Net Working Capital.  The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied.  The Closing Balance Sheet shall become final and binding upon the parties fifteen (15) days following Seller's receipt thereof unless Seller gives written notice of his disagreement ("Dispute Notice") to Buyer prior to such date.  Seller shall have such fifteen (15)-day period to bring a dispute, but only on the basis that the amounts reflected on the Closing Balance Sheet were not presented in accordance with generally accepted accounting principles or were inaccurate or incomplete.  Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.  If Buyer and Seller are unable to resolve any dispute within the thirty (30)-day period after Seller's receipt of a Dispute Notice, Seller and Buyer shall jointly engage as arbitrator an accounting firm acceptable to and jointly engaged by both Buyer and Seller, provided such accounting firm has not performed accounting, tax or auditing services for Buyer or Seller or any of their respective affiliates during the past three (3) years (the "Arbitrating Accountant").  The Arbitrating Accountant shall promptly, and in any event within forty-five (45) days after the date of its appointment, determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the Net Working Capital, which shall be conclusive and binding upon the parties and not subject to appeal or judicial review.  In resolving any disputed item, the Arbitrating Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Upon the resolution of all such disputes, the Closing Balance Sheet shall be revised to reflect such resolution.  The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by each of Seller and Buyer, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.

3.             Closing.  Subject to the satisfaction or waiver of the conditions to closing set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on July ____, 2012 (the "Closing Date"), at the offices of Spaulding McCullough & Tansil LLP, located at 90 South E Street, Suite 200, Santa Rosa, California  95404, or at such other time, date, and place as may be mutually agreed upon.

4.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

4.1.           Good Standing.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own and conduct the business now being conducted.

4.2.           Authorization.  Seller has the full right, capacity, power, and authority to execute and deliver the Transaction Documents, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Each of the Transaction Documents has been duly executed and delivered by Seller, and assuming due authorization, execution, and delivery by Buyer, constitutes the legal, valid, and binding obligations of Seller enforceable in accordance with its respective terms and conditions, except as such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting creditors' rights generally, or (ii) by general principles of equity.

4.3.           Trademark.  The Company has all right, title and interest in any trademark of the Company's name "The Wine Spies" (the "Trademark") and in the Service Marks (as defined in Section 6.5), together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.

4.4.           Ownership of the Company.

(a)           The Purchased Interest represents fifty percent (50%) of the issued and outstanding interests and rights in the Company including, without limitation, all economic interest, all rights to vote or participate in management, and all rights to information concerning the business and affairs of the Company.

(b)           Seller owns beneficially and of record the Purchased Interest and has full power and authority to sell and transfer the Purchased Interest to Buyer in the manner provided herein, free and clear of all liens, claims, charges, security interest, pledges, mortgages, rights of setoff, preemptive rights, trust arrangements, or other encumbrances of any character whatsoever (whether arising from contract, by operation of law, or otherwise) (collectively, "Encumbrances") or any voting agreements, proxies, or similar agreements.

(c)           There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any membership interests or other equity interest or rights, or any securities convertible into or exchangeable for membership interests or other equity interest or rights of the Company.  The outstanding membership interests of the Company are owned by the persons, with the respective percentage interests specified in the Amended Operating Agreement of the Company dated as of March 26, 2007 (the "Operating Agreement").

4.5.           Noncontravention.  The execution and delivery of the Transaction Documents, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification, or cancellation under, or require any notice, consent, or waiver under, any material contract, indebtedness, or agreement to which Seller or the Company is a party which would have a material adverse effect on the Company's financial condition or business as now conducted (a "Material Adverse Effect"); (ii) violate or result in the loss of any benefit under any order, judgment, or decree applicable to the Company; or (iii) result in any violation, or conflict with, or constitute a default under, the Company's Articles of Organization or the Operating Agreement.

4.6.           No Consents.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental authority or any other person is required to be obtained or made by the Company in connection with the execution, delivery, and performance of the transactions contemplated by the Transaction Documents.

4.7.           Books and Records.  The books and records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices.

4.8.           Taxes.  Within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns required by law and has paid, or will pay prior to becoming delinquent, all taxes, assessments, and penalties shown to be due and payable on such returns, including without limitation all sales and use taxes and the annual minimum franchise tax and "gross receipts" fee applicable to limited liability companies such as the Company, except where the failure to do so would not have a Material Adverse Effect.

4.9.           Claims and Legal Proceedings.  There is no claim, litigation, proceeding or governmental investigation pending or, to Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Company.  To Seller's knowledge, there is no reasonable basis for future claims, litigations, proceedings, or investigations against the Company.

4.10.         Title; Liens.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business.

4.11.         Financial Statements. The unaudited balance sheet (the "Balance Sheet") at June 30, 2012 (the "Balance Sheet Date"), the related unaudited statements of income and cash flows as of and for the period beginning January 1, 2011 and ended December 31, 2011 and the interim statements of income and cash flows as of and for the period beginning January 1, 2012 and ended June 30, 2012 (collectively, the "Financial Statements") of the Company, are attached as Exhibit B hereto. The Financial Statements were prepared in good faith, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied ("GAAP"), and fairly and accurately present the Company's financial position, results of operations and cash flows as of the dates and for the periods indicated.

4.12.         Absence of Undisclosed Liabilities.  The Company does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the Balance Sheet, (b) liabilities not in excess of $10,000 in the aggregate, which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Material Adverse Effect.

4.13.         Absence of Changes.  Since the Balance Sheet Date, there has been no material adverse change in the business, prospects, condition (financial or otherwise), or results of operations of the Company, other than changes occurring in the ordinary course of business (which ordinary course changes have not, individually or in the aggregate, had a Material Adverse Effect).

4.14.         Related Parties. None of the Company's members, managers, officers or employees, or any members of their immediate families, or any affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, banking, consulting, legal, accounting or familial relationship with any of the Company's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or in any firm or corporation which competes with the Company except that such persons may own stock in (but not exceeding three percent (3%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any contract with the Company.

4.15.         Brokers and Finders.  Seller has not engaged any brokers, finders or agents and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Transaction Documents.

4.16.           Disclosure.  To Seller's knowledge, no representation or warranty by Seller contained in this Agreement, and no statement contained in any other document, certificate, or other instrument delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  The representations and warranties made to Buyer are made with the knowledge and expectation that Buyer is relying thereon and the same shall not be affected by any investigation heretofore or hereafter made by or on behalf of Buyer.

5.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

5.1.           Good Standing.  Buyer is duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to own and conduct the business now being conducted.

5.2.           Authorization.  Buyer has the full right, capacity, power, and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution, and delivery by Seller, constitutes the legal, valid, and binding obligations of Buyer enforceable in accordance with its terms and conditions, except as such enforcement may be limited (i) by applicable bankruptcy, insolvency, reorganization, or other laws of general application affecting creditors' rights generally, or (ii) by general principles of equity.

5.3.           Noncontravention.  The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, or result in a breach of, or default or loss of benefit under, or give rise to a right of termination, acceleration, modification, or cancellation under, or require any notice, consent, or waiver under, any material contract, indebtedness, or agreement to which Buyer is a party or by which Buyer is bound; (ii) violate or result in the loss of any benefit under any order, judgment, or decree applicable to Buyer; or (iii) result in any material violation, or material conflict with, or constitute a material default under, Buyer's organizational documents, as may be amended to date.

5.4.           No Consents.  No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery, and performance of the transactions contemplated by this Agreement.

5.5.           Brokers and Finders.  Buyer has not engaged any brokers, finders or agents and neither Seller nor Buyer has, nor will, incur, directly or indirectly, as a result of any action taken by Buyer, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

5.6.           Disclosure.  To Buyer's knowledge, no representation or warranty by Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.  The representations and warranties made to Seller are made with the knowledge and expectation that Seller is relying thereon and the same shall not be affected by any investigation heretofore or hereafter made by or on behalf of Seller.

6.             Certain Covenants.

6.1.           Inspection.  Prior to the Closing Date, Seller shall (i) give Buyer and its authorized representatives and advisors full access, during normal business hours, to all facilities of the Company; (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Company as may be reasonably requested by Buyer and their authorized representatives and advisors; and (iii) permit Buyer and its authorized representatives and advisors to review all books, records, and contracts relating to the Company's operations.  The Buyer shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer from Seller pursuant to this Section 6.1 or otherwise disclosed in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, unless Seller shall give its written consent to the contrary, or unless otherwise required or permitted by law.

6.2.           Company's Books and Records.  Prior to the Closing, Seller shall, upon at least twenty-four (24) hours advance written notice by Buyer, permit Buyer to inspect the Company's books and records.

6.3.           Noncompetition Agreement.  Seller shall enter into a Noncompetition, Nonsolicitation, and Nondisclosure Agreement in substantially the form attached hereto as Exhibit C (the "Noncompetition Agreement") pursuant to which Seller shall agree not to compete with the Company within the United States for a period of four (4) years.

6.4.           Consulting Agreement.  Seller shall enter into a consulting agreement between the Company and Seller in substantially the form attached hereto as Exhibit D  (the "Consulting Agreement") pursuant to which Seller shall provide services to the Company on the terms and conditions set forth therein.

6.5.           Use of Names.  Seller hereby agrees to not, and to cause each of his Affiliates (as defined herein) to not use the terms "The Wine Spies," "Agent White," "Agent Red," "Agent Sparkle," and "Agent Blush," or any derivation thereof (collectively, the "Service Marks", and together with the Trademark, the "Marks"), in connection with the formation, development, or expansion of any existing or new business venture.  As used herein, the term "Affiliate" shall mean any individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity, directly or indirectly, through one or more intermediaries, controlled by, or under common control of Seller.  The term "control" as used in the immediately preceding sentence shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, association, or other entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

6.6.           Assignment of Marks.  Seller hereby recognizes and acknowledges the Company as the sole owner of the Marks.  To the extent Seller has, or may acquire, any rights in the Marks, Seller hereby irrevocably assigns and transfers to the Company all right, title and interest he has, or may acquire, in and to the ownership of the Marks together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.  To the extent Jason Seeber has, or may acquire, any rights in the Marks, Seller hereby agrees to obtain and deliver to Buyer at Closing an assignment of marks duly executed by Jason Seeber (the "Assignment of Marks") in which Jason Seeber irrevocably assigns and transfers to the Company all right, title and interest he has, or may acquire, in and to the ownership of the Marks together with the goodwill associated therewith, including but not limited to all rights of recovery for past infringement thereof.

6.7.           Resignation.  Effective as of the Closing Date, Seller does hereby resign as manager and employee of the Company.

6.8.           Seller's Release.

(a)           Except for the obligations created by this Agreement and that certain Joinder Agreement by and between Seller and Jason Seeber of even date herewith, Seller and his successors, heirs and assigns, do hereby absolutely, fully and forever release, relieve, waive, relinquish, absolve, acquit and discharge Buyer and the Company and their respective managers, members, agents and representatives of and from any and all manner of claims, demands, promises, cause or causes of action, action or actions, suits, debts, liabilities, obligations, costs, expenses, sums of money, controversies, damages, accounts, reckonings and liens of every kind or nature whatsoever, whether mature, contingent, direct, derivative, subrogated, personal, assigned, discovered, undiscovered, suspected, unsuspected or otherwise, which they have, may have or have owned, or held at any time by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof in any way arising out of or relating to, or in connection with, the Company's operations, Seller's ownership of membership interest in the Company, Seller's employment by the Company, Seller's relationship with the Company, or Seller's relationship with Buyer.

(b)           Seller acknowledges and agrees that the release set forth in Section 6.8(a) above is a full and final release applying not only to all claims that are presently known, anticipated, or disclosed, but also to all claims that are presently unknown, unanticipated, and undisclosed.  SELLER HEREBY WAIVES ANY AND ALL RIGHTS OR BENEFITS THAT HE MAY NOW HAVE OR MAY HAVE IN THE FUTURE REGARDING CLAIMS, UNDER THE TERMS OF CALIFORNIA CIVIL CODE SECTION 1542 ("Section 1542"), WHICH PROVIDES AS FOLLOWS:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

Seller, being aware of Section 1542, hereby expressly waives and relinquishes any rights or benefits he has or may have thereunder in connection with the release provided herein, as well as under any other statute or common law principle of similar effect.

6.9.           Right to Offset.  The Buyer expressly reserves against Seller the right to offset against sums payable to Seller under this Agreement and/or the Note an amount equal to any Damages (as defined in Section 8.2(a) below) sustained by either of Buyer or the Company for which they are entitled to be indemnified pursuant to Section 8.2(a) below.

6.10.         Public Announcements.  Each party agrees not to make any public announcement in regard to this Agreement or the transactions contemplated hereby and thereby without the other party’s prior written consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form, and content of such required disclosures.

6.11.         Company Documents.  Upon request by Buyer, Seller hereby agrees to execute, acknowledge and deliver all such consents, minutes or waivers of the Company's members or managers reasonably necessary and appropriate to authorize the transactions contemplated by this Agreement or to comply with the requirements of the California Corporations Code (the "Company Documents").

6.12.         Transfer Documents.  Upon request by Buyer, Seller hereby agrees to deliver any agreements or instruments reasonably required by Buyer to evidence the unencumbered transfer of the Purchased Interest from Seller to Buyer (the "Transfer Documents").

6.13.         Taxes.  Seller shall pay all sales, use, transfer, and other taxes associated with the transactions contemplated by this Agreement.

6.14.         Further Actions.  At the Closing, and from time to time thereafter, upon the request of either party, the other party agrees to execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assurances, and other documents as may be reasonably requested by the requesting party to evidence and implement the transactions described in this Agreement.

7.             Conditions to Closing.

7.1.           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are expressly conditioned upon satisfaction of all the following conditions on or prior to the Closing, unless waived by each of Buyer:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Seller contained in the Transaction Documents shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of such date;

(b)           Good Standing Certificates.  Seller shall deliver to Buyer at the Closing (i) a certificate of the Secretary of State of the State of California, dated as of a date within five (5) days of the Closing Date, with respect to the good standing of the Company and (ii) a certificate of the Franchise Tax Board of the State of California dated as of a date within five (5) days of the Closing Date, with respect to the good standing of the Company;

(c)           Certificate of Release.  Seller shall deliver to Buyer at the Closing a Certificate of Release from the California Employment Development Department (the "EDD") stating that, as of a date not more than fifteen (15) days before the Closing Date, no contributions, interest or penalties are due to the EDD from the Company;

(d)         Operating Agreement.  The Company, Buyer, and Jason Seeber shall enter into a mutually agreeable Amended and Restated Operating Agreement of the Company dated as of the Closing Date;

(e)         Approval. Seller shall satisfy, and the Company shall pay all fees and other costs related thereto, any and all applicable federal or state filing or licensing requirements and deliver to Buyer receipts of any and all applicable federal or state regulatory approvals which are required in connection with the transactions contemplated by the Transaction Documents;

(f)          Taxes.  The Company shall have filed all tax returns and paid in full all sales and income taxes in a timely manner, including estimated taxes, due to the Franchise Tax Board, Board of Equalization, and the Internal Revenue Service.

(g)           Bank Accounts.  The Company shall establish new signature cards and appoint Jim Bielenberg and Phillip Hurst as authorized persons and signatories for all of the Company's bank accounts.

(h)           Title and Transfer.  Seller shall deliver to Buyer an Assignment of Membership Interests representing the Purchased Interest in substantially the form attached hereto as Exhibit E (the "Assignment of Membership Interest");

(i)           Spousal Consent.  Seller shall deliver to Buyer a duly executed Spousal Consent substantially in the form attached hereto as Exhibit F (the "Spousal Consent");

(j)           Assignment of Marks.  Seller shall deliver to Buyer an original of the Assignment of Marks duly executed by Jason Seeber;

(k)          Noncompetition Agreement.  Seller shall deliver to Buyer a duly executed counterpart of the Noncompetition Agreement;

(l)           Consulting Agreement.  Seller shall deliver to Buyer a duly executed counterpart of the Consulting Agreement;

(m)         Company Documents.  If requested by Buyer, Seller shall deliver or cause the delivery of the Company Documents to Buyer;

(n)          Transfer Documents.  If requested by Buyer, Seller shall deliver or cause the delivery of the Transfer Documents to Buyer; and

(o)          Performance.  Seller shall have performed and complied with the covenants and agreements required by the Transaction Documents to be performed and complied with by Seller on or prior to the Closing Date.

7.2.          Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are expressly conditioned upon satisfaction of all the following conditions on or prior to the Closing, unless waived by Seller:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of such date;

(b)           Promissory Note.  Buyer shall deliver to Seller a duly executed original of the Note;

(c)           Noncompetition Agreement. Buyer shall cause the delivery to Seller of a duly executed counterpart to the Noncompetition Agreement;

(d)           Consulting Agreement.  Buyer shall cause the delivery to Seller of a duly executed counterpart to the Consulting Agreement; and

(e)           Performance.  Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by Buyer on or prior to the Closing Date.

8.	Survival and Indemnification.

8.1.           Survival.  All representations and warranties of Seller contained in this Agreement or in any of the Transaction Documents or certificate delivered pursuant hereto or thereto shall survive the Closing for a period of two (2) years after the Closing Date, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto.  The covenants and agreements of Seller contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2.	Indemnification.

(a)           Seller shall indemnify, defend, and hold harmless Buyer and the Company (including each of their respective successors and assigns) from and against all losses, claims, assessments, demands, damages, liabilities, obligations, costs, and expenses, including without limitation, reasonable attorney fees and costs (collectively, "Damages") sustained or incurred by either of Buyer or the Company (i) by reason of the breach of any of the obligations, covenants, or provisions of the Transaction Documents, or the inaccuracy of any of the representations or warranties made by Seller; (ii) arising out of or relating to any liabilities or obligations of Seller; (iii) arising out of or relating to all third party claims or litigation relating to the intentional acts, willful misconduct, or negligence of Seller; or (iv) arising out of or relating to any liabilities of the Company not disclosed to Buyer in the Financial Statements.

(b)           Buyer shall indemnify, defend, and hold harmless Seller, from and against all Damages sustained or incurred by Seller (i) by reason of the breach of any of the obligations, covenants or provisions of this Agreement, or the inaccuracy of any of the representations or warranties made by, Buyer herein; (ii) arising out of or relating to any liabilities or obligations of Buyer; (iii) arising out of or relating to all third party claims or litigation relating to incidents occurring after the Closing Date in connection with the Company, except any Damages arising from or relating to the acts or omissions of Seller; or (iv) arising out of or relating to all third party claims or litigation related to any services provided by the Company after the Closing Date.

9.             Legal Representation.  The parties acknowledge that the law firm of Spaulding McCullough & Tansil LLP has prepared this Agreement and represents solely the interests of Buyer.  Seller does hereby represent and warrant that he has received, or has had the opportunity and adequate time to receive, independent tax and legal advice from counsel of such party's choice with respect to the advisability of entering into and performing such party's obligations under this Agreement.  Seller does hereby represent and warrant that such party has read and understands the terms and conditions of this Agreement.

10.           Notice.  Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein.  A notice shall be deemed effectively given as follows:  (i) upon personal delivery and actual receipt by intended recipient; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested.  Addresses for notice shall be as, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

If to Seller:

Brandon Stauber
150 Front Street #24
Exeter, NH 03833

With a copy, which shall not constitute notice, to:

Ronald J. Stauber, Inc.
1880 Century Park East Suite 315
Los Angeles, CA 90067
Attn: Ronald J. Stauber

If to Buyer

H.D.D. LLC
P.O. Box 1532
Healdsburg, CA 95448
Attn: Managers

With a copy, which shall not constitute notice, to:

Spaulding McCullough & Tansil LLP
90 South E Street, Suite 200
Santa Rosa, CA 95404
Attn: Kevin J. McCullough

11.	Miscellaneous Provisions.

11.1. Further Assurances.  Each party shall execute and deliver such papers, documents, and instruments, and perform such acts as are necessary or appropriate to implement the terms of this Agreement and the intent of the parties hereto.

11.2. Survival.  Except as otherwise provided herein, all of the terms, representations, warranties, covenants, and other provisions of this Agreement shall survive and remain in effect after the Closing Date.

11.3. Expenses.  Each party shall pay its own costs and expenses, including, without limitation, the fees and expenses of their respective legal counsel and financial advisers incidental to the execution of this Agreement and the consummation of the transactions contemplated hereby.

11.4. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with regard to the subject matter hereof and supersedes all prior understandings or agreements of the parties, whether written or oral.

11.5. Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party or parties to be bound thereby.

11.6. Waivers.  No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

11.7. Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

11.8. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.9. Survival.  Except as otherwise provided herein, all of the terms, representations, warranties, covenants, and other provisions of this Agreement shall survive and remain in effect after the date of this Agreement.

11.10. Construction.  Any rule of construction to the affect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.  All words used herein will be construed to be of the gender or number the circumstances require.  Terms that are not specifically defined herein shall be given their ordinary meaning.  Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference.  Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other; (ii) the masculine, feminine, and neutral genders will each be construed to include the others; (iii) "shall," "will," "must," "agree," and "covenants" are each mandatory; (iv) "may" is permissive; (v) "or" is not exclusive; (vi) "includes" and "including" are not limiting; and (vii) "knowledge" will mean actual knowledge.

11.11. Headings.  The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

11.12. Governing Law; Venue.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  The parties hereby acknowledge and agree that this Agreement was made in the County of Sonoma in the State of California, and hereby consent to the exclusive jurisdiction and venue of such county.

11.13. Dispute Resolution.

(a)           Mutual Discussion.  If any claim, controversy, or dispute of any kind whatsoever (a "Dispute") shall arise among the parties (including their subsidiaries and affiliates) in connection with, relating to, or arising out of this Agreement or any other agreement contemplated hereby, including without limitation the interpretation, performance, nonperformance, or termination hereof or thereof, the parties shall initially attempt to settle such Dispute through mutual discussion.  Such request shall be made by any party hereto by written notice to the other parties referencing this provision.  If such Dispute has not been resolved through mutual discussion within thirty (30) days following such notice, such Dispute shall be settled by binding arbitration pursuant to Section 11.13(b) hereof.

(b)           Arbitration.  Arbitration shall be conducted by the Arbitration and Mediation Center (the "AMC") of Sonoma County or such other arbitration service mutually agreeable to the parties.  Arbitration shall be conducted in Sonoma County, California, and in accordance with the California Arbitration Act, section 1280-1294.2 of the California Code of Civil Procedure, provided such rules are not inconsistent with the express provisions set forth in this Agreement.  Arbitration shall be conducted by one (1) arbitrator with the AMC panel or such other arbitrator mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  Discovery may be conducted if determined necessary or appropriate by the arbitrator, but such arbitrator shall limit such discovery to the minimum necessary for preparation of the parties' prosecution and defense of any claim made in arbitration.  Costs of arbitration (including attorneys' fees and expenses) shall be made a part of the arbitrator's award to the prevailing party.  Arbitration pursuant to this Section 11.13 shall be the parties sole and exclusive venue for resolution of a Dispute.

(c)           Exclusions.  The dispute resolution provisions of this Section 11.13 shall not prohibit the parties from filing a judicial action to enable the recording of a notice of pending action or order of attachment, receivership, injunction, or other provisional remedy.

11.14. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.15. Attorneys’ Fees.  If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs, in addition to any other relief to which the party may be entitled.  As used herein, "prevailing party" shall include without limitation:  (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

11.16. Time of Essence.  Time is of the essence with respect to the terms, covenants, and conditions contained herein.

11.17. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF. the parties have executed this Membership Interest Purchase Agreement as of the date first set forth above.

SELLER:

/s/ Brandon Stauber
Brandon Stauber

BUYER:

H.D.D. LLC.
a California limited liability company

By:	/s/ Phillip L. Hurst, Manager
Phillip L. Hurst, Manager

Exhibits:
A - Form of Promissory Note
B - Financial Statements of Company
C - Form of Noncompetition Agreement
D - Form of Consulting Agreement
E - Form of Assignment of Membership Interest
F - Form of Spousal Consent

EXHIBIT A

FORM OF PROMISSORY NOTE

Exhibit A to MIPA – Form of Promissory Note

PROMISSORY NOTE

$50,000	Santa Rosa, California	July ______, 2012

FOR VALUE RECEIVED, H.D.D. LLC, a California limited liability company (“Maker”), promises to pay to the order of Brandon Stauber (“Payee”) the principal sum of Fifty Thousand Dollars ($50,000).

This Promissory Note (this “Note”) shall be payable on or before March 1, 2013.  No interest shall accrue on this Note.

This Note is issued pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement dated as of July ____, 2012 by and between Maker and Payee (the “Purchase Agreement”).

Maker expressly reserves against Payee the right to offset against any sums due and payable under this Note an amount equal to the damages sustained by Maker in accordance with Section 8.2 of the Purchase Agreement.

In the event of default in the terms and conditions of this Note (or any document or agreement securing performance hereunder), such default not being cured, the outstanding principal balance and unpaid accrued interest shall, at the option of Payee, become immediately due and payable.  No delay in the exercise of any right or remedy hereunder shall constitute a waiver thereof and the waiver of any right or remedy hereunder on any one occasion shall not be deemed to be a waiver of such right or remedy on any subsequent occasion.

Maker shall pay a late charge of three percent (3%) of the payment due if not received by Payee within ten (10) days after issuance of written notice that such payment is due.  The parties agree that such sum is not a penalty, but represents the reasonable costs that would be incurred by Payee for any such delay in payment.  In addition, interest shall accrue on any principal amount past due at the rate equal to six percent (6%) per annum, computed on the basis of a 360-day year.

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

If any claim, controversy, or dispute (a “Dispute”) shall arise between Maker and Payee in connection with this Note, Maker agrees to settle such Dispute in accordance with the provisions set forth in Section 11.13 of the Purchase Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit A to MIPA – Form of Promissory Note

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first set forth above.

MAKER

H.D.D. LLC, a California limited liability company

By:
Phillip L. Hurst, Manager

Exhibit A to MIPA – Form of Promissory Note

EXHIBIT B

FINANCIAL STATEMENTS OF COMPANY

Exhibit B to MIPA – Financial Statements

9:46 AM 3/26/12 Accrual Basis	The Wine Spies, LLC Balance Sheet As of December 31, 2011

Dec 31, 11
ASSETS
Current Assets
Checking/Savings
MoneyBookers	4.09
UBOC Checking	123,779.80
UBOC Savings	10.02
Total Checking/Savings	123,793.91
Accounts Receivable
Accounts Receivable	793.50
Total Accounts Receivable	793.50
Total Current Assets	124,587.41
Other Assets
Security Deposits	550.00
Total Other Assets	550.00
TOTAL ASSETS	125,137.41

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	117,018.12
Total Accounts Payable	117,018.12
Credit Cards
Visa Credit Card	945.56
Total Credit Cards	945.56
Other Current Liabilities
Sales Tax Payable	3,602.07
Total Other Current Liabilities	3,602.07
Total Current Liabilities	121,565.75
Total Liabilities	121,565.75

Equity
Retained Earnings	2,625.58
Net Income	946.08
Total Equity	3,571.66

TOTAL LIABILITIES & EQUITY	125,137.41

Exhibit B to MIPA – Financial Statements

9:47 AM 03/26/12	The Wine Spies, LLC Statement of Cash Flows January through December 2011

Jan – Dec 11
OPERATING ACTIVITIES
Net Income	946.08
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable	391.50
Accounts Payable	46,844.67
Visa Credit Card	78.83
Sales Tax Payable	246.69
Net cash provided by Operating Activities	48,507.77

INVESTING ACTIVITIES
Vehicles: Delivery Van	2,194.47
Net cash provided by Investing Activities	2,194.47
Net cash increase for period	50,702.24
Cash at beginning of period	73,091.67
Cash at end of period	123,793.91

Exhibit B to MIPA – Financial Statements

9:45 AM 03/26/12 Accrual Basis	The Wine Spies, LLC Profit & Loss January through December 2011

	Jan - Mar 11	Apr - Jun 11	Jul - Sep 11	Oct - Dec 11	TOTAL
Ordinary Income/Expense
Income
Sales
CQD Incentive	0.00	0.00	0.00	1,981.13	1,981.13
Internet Wine Sales	341,520.37	431,384.60	369,167.56	449,526.19	1,591,598.72
Marketing Service Fees	0.00	0.00	9.79	0.00	9.79
Retail Sales	2,344.44	1,789.91	1,922.61	2,720.70	8,777.66
Shipping and Handling	9,812.14	11,959.62	10,594.06	12,074.35	44,440.17
Total Sales	353,676.95	445,134.13	381,694.02	466,302.37	1,646,807.47
Total Income	353,676.95	445,134.13	381,694.02	466,302.37	1,646,807.47
Cost of Goods Sold
Cost of Wine Sold	207,112.24	275,550.93	225,741.54	280,200.43	988,605.14
Merchant Processing Fees	11,471.98	15,633.01	15,962.64	17,885.14	60,952.77
Packaging Expense	9,012.83	10,339.21	8,190.41	10,456.67	37,999.12
Sales Promotions and Discounts	2,129.78	3,244.94	4,137.50	3,941.04	13,453.26
Shipping Expense	38,222.97	35,326.95	38,045.30	48,553.03	160,148.25
Total COGS	267,949.80	340,095.04	292,077.39	361,036.31	1,261,158.54
Gross Profit	85,727.15	105,039.09	89,616.63	105,266.06	385,648.93
Expense
Automobile Expense
Employee Automobile Expense	3,060.00	3,000.00	3,060.00	3,060.00	12,180.00
Fuel Expense	806.03	910.12	960.00	911.02	3,587.17
License Fees	211.00	0.00	0.00	0.00	211.00
Repairs & Maintenance	112.00	898.65	1,023.75	24.92	2,059.32
Automobile Expense - Other	0.00	1.25	0.00	0.00	1.25
Total Automobile Expense	4,189.03	4,810.02	5,043.75	3,995.94	18,038.74
Bank Service Charges
Payroll Processing Expense	89.97	89.97	89.97	89.97	359.88
Bank Service Charges - Other	0.00	100.00	-38.53	0.01	61.48
Total Bank Service Charges	89.97	189.97	51.44	89.98	421.36
Depreciation Expense	658.33	658.33	658.33	219.48	2,194.47
Dues and Subscriptions	0.00	98.95	49.95	99.90	248.80
Insurance
Automobile Insurance	402.90	0.00	420.90	0.00	823.80
Liability Insurance	173.39	173.37	256.74	373.00	976.50
Workers Compensation	210.83	210.82	312.18	490.04	1,223.87
Insurance - Other	0.00	0.00	0.00	47.00	47.00
Total Insurance	787.12	384.19	989.82	910.04	3,071.17

Exhibit B to MIPA – Financial Statements

	Jan - Mar 11	Apr - Jun 11	Jul - Sep 11	Oct - Dec 11	TOTAL
Internet Hosting	1,497.90	1,154.70	1,154.70	1,579.70	5,387.00
Licenses and Permits	549.51	564.00	0.00	0.00	1,113.51
Marketing & Advertising
Affiliate Programs	600.00	800.00	700.00	700.00	2,800.00
Email Marketing	0.00	0.00	405.00	405.00	810.00
Public Relations	0.00	246.66	0.00	0.00	246.66
Search Engine Marketing	300.00	194.82	300.00	300.00	1,094.82
Marketing & Advertising - Other	35.00	35.00	24.11	0.00	94.11
Total Marketing & Advertising	935.00	1,276.48	1,429.11	1,405.00	5,045.59
Merchant Fees	308.42	303.57	310.27	329.17	1,251.43
Office Expenses
Office Equipment	0.00	0.00	48.48	0.00	48.48
Office Supplies	1,003.25	343.69	591.15	992.91	2,931.00
Postage and Delivery	28.79	0.00	0.00	211.92	240.71
Office Expenses - Other	0.00	4,000.00	0.00	9,200.00	13,200.00
Total Office Expenses	1,032.04	4,343.69	639.63	10,404.83	16,420.19
Payroll Expenses
Bonus & Holiday Pay	0.00	0.00	0.00	350.00	350.00
Guaranteed Salary	3,000.00	16,000.00	12,300.00	9,000.00	40,300.00
Hourly Payroll	4,160.70	4,672.25	5,266.52	5,767.08	19,866.55
Outside Contractors	1,026.66	539.22	812.00	829.00	3,206.88
Salaries	53,500.00	59,500.00	55,000.00	61,500.00	229,500.00
Total Payroll Expenses	61,687.36	80,711.47	73,378.52	77,446.08	293,223.43
Professional Fees
Accounting	49.95	0.00	0.00	0.00	49.95
Logistics	170.00	0.00	250.00	145.00	565.00
Total Professional Fees	219.95	0.00	250.00	145.00	614.95
Rent	1,650.00	1,650.00	1,650.00	1,650.00	6,600.00
Software Development	0.00	0.00	0.00	326.25	326.25
Taxes
Employer FICA	3,574.97	3,978.67	3,736.53	3,206.45	14,496.62
Employer FUTA	145.29	37.37	26.62	13.69	222.97
Employer Medicare	836.09	930.49	873.86	980.46	3,620.90
EMPLOYER UNEM. CALC	369.47	158.85	150.84	77.51	756.67
State Taxes	5,414.24	800.00	0.00	0.00	6,214.24
TRAINING TAX	0.73	0.00	0.00	0.00	0.73
UNEMP TAX ADJUSTMENT	-0.73	0.00	0.00	0.00	-0.73
Total Taxes	10,340.06	5,905.38	4,787.85	4,278.11	25,311.40

Exhibit B to MIPA – Financial Statements

9:45 AM 03/26/12 Accrual Basis	The Wine Spies, LLC Profit & Loss January through December 2011

	Jan - Mar 11	Apr - Jun 11	Jul - Sep 11	Oct - Dec 11	TOTAL
Telephone
Employee Telephone Expense	1,650.00	1,650.00	1,650.00	1,650.00	6,600.00
Telephone - Other	0.00	70.00	0.00	60.00	130.00
Total Telephone	1,650.00	1,720.00	1,650.00	1,710.00	6,730.00
Travel & Ent Meals	32.25	29.10	92.35	113.75	267.45
Total Travel & Ent	32.25	29.10	92.35	113.75	267.45
Total Expense	85,626.94	103,799.85	92,135.72	104,703.23	386,265.74
Net Ordinary Income	100.21	1,239.24	-2,519.09	562.83	-616.81
Other Income/Expense
Other Income
Other Income
Tax Discounts	237.22	25.98	1,183.50	16.19	1,462.89
Other Income - Other	0.00	0.00	0.00	100.00	100.00
Total Other Income	237.22	25.98	1,183.50	116.19	1,562.89
Total Other Income	237.22	25.98	1,183.50	116.19	1,562.89
Net Other Income	237.22	25.98	1,183.50	116.19	1,562.89
Net Income	337.43	1,265.22	-1,335.59	679.02	946.08

Exhibit B to MIPA – Financial Statements

9:54 AM 07/30/12 Accrual Basis	The Wine Spies, LLC Balance Sheet As of June 30, 2012

Jun 30, 12
ASSETS
Current Assets
Checking/Savings
MoneyBookers	4.09
UBOC Checking	131,523.57
UBOC Savings	10.02
Total Checking/Savings	131,537.68
Accounts Receivable
Accounts Receivable	793.50
Total Accounts Receivable	793.50

Total Current Assets	132,331.18
Other Assets
Security Deposits	550.00
Total Other Assets	550.00
TOTAL ASSETS	132,881.18
LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	130,334.36
Total Accounts Payable	130,334.36
Credit Cards
Visa Credit Card	448.96
Total Credit Cards	448.96
Other Current Liabilities
Sales Tax Payable	937.24
Total Other Current Liabilities	937.24
Total Current Liabilities	131,720.56
Total Liabilities	131,720.56

Equity
Retained Earnings	3,571.66
Net Income	-2,411.04
Total Equity	1,160.62

TOTAL LIABILITIES & EQUITY	132,881.18

Exhibit B to MIPA – Financial Statements

9:54 AM 07/30/12	The Wine Spies, LLC Statement of Cash Flows January through June 2012

Jan - Jun 12
OPERATING ACTIVITIES
Net Income	-2,411.04
Adjustments to reconcile Net Income to net cash provided by operations:
Accounts Receivable
Accounts Payable	13,316.24
Visa Credit Card	-496.60
Sales Tax Payable	-2,664.83
Net cash provided by Operating Activities	7,743.77

Net cash increase for period	7,743.77
Cash at beginning of period	123,793.91
Cash at end of period	131,537.68

Exhibit B to MIPA – Financial Statements

9:53 AM 07/30/12 Accrual Basis	The Wine Spies, LLC Profit & Loss January through June 2012

Jan - Jun 12
Ordinary Income/Expense
Income
Sales
CQD Incentive	0.00
Discounts Given	-66.48
Internet Wine Sales	657,496.74
Retail Sales	1,560.81
Shipping and Handling	18,712.42
Total Sales	677,703.49
Total Income	677,703.49
Cost of Goods Sold
Cost of Wine Sold	398,164.43
Merchant Processing Fees	27,371.89
Packaging Expense	15,041.90
Sales Promotions and Discounts	6,008.08
Shipping Expense	78,997.66
Total COGS	525,583.96
Gross Profit	152,119.53
Expense
Automobile Expense
Employee Automobile Expense	6,140.00
Fuel Expense	1,615.01
License Fees	190.00
Repairs & Maintenance	56.66
Automobile Expense - Other	1.25
Total Automobile Expense	8,002.92
Bank Service Charges
Payroll Processing Expense	179.94
Total Bank Service Charges	179.94
Dues and Subscriptions	484.00
Insurance
Automobile Insurance	420.90
Liability Insurance	361.50
Workers Compensation	422.54
Total Insurance	1,204.94
Internet Hosting	2,802.60
Licenses and Permits	1,103.91
Marketing & Advertising
Affiliate Programs	1,200.00
Public Relations	37.92
Search Engine Marketing	600.00
Marketing & Advertising - Other	11.00
Total Marketing & Advertising	1,848.92
Merchant Fees	605.54
Miscellaneous	82.25
Office Expenses
Office Equipment	21.64
Office Supplies	1,478.12
Office Expenses - Other	63.88
Total Office Expenses	1,563.64
Payroll Expenses
Guaranteed Salary	2,000.00
Hourly Payroll	12,046.07
Outside Contractors	1,623.00
Salaries	96,500.00
Total Payroll Expenses	112,169.07

Exhibit B to MIPA – Financial Statements

9:53 AM 07/30/12 Accrual Basis	The Wine Spies, LLC Profit & Loss January through June 2012

Jan - Jun 12
Professional Fees
Accounting	94.90
Logistics	395.00
Total Professional Fees	489.90
Rent	3,300.00
Software Development	79.00
Taxes
Employer FICA	6,729.86
Employer FUTA	223.92
Employer Medicare	1,573.92
Employer Taxes	369.14
EMPLOYER UNEM. CALC	1,053.46
State Taxes	7,040.40
TRAINING TAX	32.98
Total Taxes	17,023.68
Telephone
Employee Telephone Expense	3,300.00
Total Telephone	3,300.00
Travel & Ent
Meals	177.10
Travel	1.25
Total Travel & Ent	178.35
Total Expense	154,418.66
Net Ordinary Income	-2,299.13
Other Income/Expense
Other Income
Other Income
Tax Discounts	-45.43
Other Income - Other	-66.48
Total Other Income	-111.91
Total Other Income	-111.91
Net Other Income	-111.91
Net Income	-2,411.04

Exhibit B to MIPA – Financial Statements

EXHIBIT C

FORM OF NONCOMPETITION AGREEMENT

Exhibit C – Form of Noncompetition Agreement

NONCOMPETITION, NONSOLICITATION AND
NONDISCLOSURE AGREEMENT

THIS NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE AGREEMENT (this “Agreement”), dated as of July ____, 2012, is made by and among H.D.D. LLC, a California limited liability company (“HDD”), THE WINE SPIES, LLC, a California limited liability company (the “Company”), and BRANDON STAUBER (“Seller”).

RECITALS

A.
Pursuant to that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of July __, 2012, by and between HDD and Seller, HDD acquired fifty percent (50%) of the total membership interests of the Company (the “Purchased Interest”).

B.	Seller owned fifty percent (50%) of the outstanding membership interests of the Company prior to the consummation of the transactions contemplated by the Purchase Agreement.

C.	HDD would not be willing to consummate the transactions contemplated by the Purchase Agreement unless Seller agreed to be bound by the terms of this Agreement to protect the goodwill of the Company.

D.	In order to induce HDD to consummate the transactions contemplated by the Purchase Agreement, Seller has agreed to execute and deliver to the Company this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the value of the goodwill included in the purchase price contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2. Term.  The term of this Agreement shall be for the period commencing on the date of this Agreement and ending four (4) years after the date of this Agreement (the “Term”).

3. Consideration.  Consideration for the execution and delivery of this Agreement by Seller shall be Fifteen Thousand Dollars ($15,000) which is included in HDD’s payment of the Purchase Price under the Purchase Agreement.

4. Noncompetition.

Exhibit C – Form of Noncompetition Agreement

(a) Noncompetition.  During the Term, Seller shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, engaged as a consultant by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any person engaged in or planning to become engaged in any business or company whose products or activities compete in whole or in part with the Company (each, a “Competitive Company”), anywhere within the United States; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any person (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under the Securities Exchange Act of 1934, as amended.  Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b) Extension of Term.  In the event of a breach by Seller of any covenant set forth in this Section, without limiting the availability of any other remedy, the term of such covenant will be extended by the period of the duration of such breach.

5. Nonsolicitation.

(a) Non-Solicitation of Customers.  During the Term, Seller shall not directly or indirectly, solicit, or attempt to persuade, influence or induce, or assist any other person in so persuading or inducing, any customer or supplier of the Company to cease doing business with the Company or to reduce the amount of business it does with the Company.  Seller acknowledges that this covenant is necessary to enable the Company to maintain a stable customer and supplier base in order to remain in business, and that it would disrupt, damage, impair and interfere with the Company’s business if Seller were to engage in such solicitation.

(b) Non-Solicitation of Employees.  During the Term, Seller shall not directly or indirectly, solicit, or attempt to persuade, influence or induce, or assist any other person in so persuading or inducing, any employee of the Company to leave the employ of the Company, or to accept any other employment or position unless (in each case prior to any such inducement or attempted inducement) such employee is no longer employed by the Company or has given written notice of his or her intention to terminate employment with the Company resulting in his or her termination of employment with the Company.  Seller acknowledges that the purpose of this covenant is to enable the Company to maintain a stable workforce in order to remain in business, and that it would disrupt, damage, impair and interfere with the Company’s business if Seller were to engage in such solicitation.

(c) Extension of Term.  In the event of a breach by Seller of any covenant set forth in this Section, without limiting the availability of any other remedy, the term of such covenant will be extended by the period of the duration of such breach.

6. Nonuse.  Seller shall not use the terms “The Wine Spies,” “Agent White,” “Agent Red,” “Agent Sparkle,” or “Agent Blush,” or any trade or service name of the Company or any derivative or abbreviation of any of the foregoing in any Competitive Company or in any manner a reasonable person would find confusingly similar to the Company being operated by the Company, provided, however, that Seller may use the name “The Wine Spies” for his tax filings to the extent necessary.  In the event of a breach by Seller of any covenant set forth in this Section, without limiting the availability of any other remedy, the term of such covenant will be extended by the period of the duration of such breach.

Exhibit C – Form of Noncompetition Agreement

7. Nondisparagement.  During the Term, Seller shall not disparage the Company, the Company or any officer, director, shareholder, member, manager, officer, employee, or agent of the Company.  In the event of a breach by Seller of any covenant set forth in this Section, without limiting the availability of any other remedy, the term of such covenant will be extended by the period of the duration of such breach.

8. Nondisclosure.

(a) Confidential Information.  Seller acknowledges that he has occupied a position of trust and confidence with respect to the Company prior to the date hereof and has had access to and has become familiar with the following, any and all of which constitute confidential information of the Company (collectively the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs of the Company; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques, however documented); and (iii) any and all notes, analysis, compilations, studies, summaries and other material prepared in connection with the Company containing or based, in whole or in part, upon any information included in the foregoing.  Notwithstanding the foregoing, “Confidential Information” does not include any information that (i) was in the public domain at the time Seller learned of such information, (ii) is in the public domain at the time of communication by Seller through no fault of Seller, (iii) is or becomes available to Seller on a non-confidential basis from a source not known by Seller to be prohibited from disclosing such information by a legal or fiduciary obligation, or (iv) is disclosed with the prior written consent of the Company.  Seller acknowledges that (I) HDD has required that Seller make the covenants set forth in this Section as a condition to HDD’s purchase of the Purchased Interest; (II) the provisions of this Section are reasonable and necessary to protect and preserve HDD’s interests in the Purchased Interest from and after the Closing; and (III) HDD would be irreparably damaged if Seller were to breach the covenants set forth in this Section.

(b) Nondisclosure.  Seller hereby agrees not to disclose to any unauthorized persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Seller, without the Company’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of Seller or the fault of any other person bound by a duty of confidentiality to Seller.

9. Notice of Agreement.  During the Term, Seller shall, within ten (10) days after accepting any employment, engagement as a consulting or independent contractor, or admission as an owner of a corporation, partnership, limited liability company, or other association, advise the Company of the identity of the new employer, client, partner, limited liability company, or other person with whom Seller has become associated.  The Company may serve notice upon each such person that Seller is bound by this Agreement and furnish each such person with a copy of this Agreement or relevant portions thereof.

Exhibit C – Form of Noncompetition Agreement

10. Specific Performance.  Seller acknowledges and agrees that (i) any breach of the restrictive covenants set forth in Sections 4, 5, 6, 7 or 8 of this Agreement will result in irreparable damage to the Company, for which there will be no adequate remedy at law, and (ii) in the event a court of competent jurisdiction determines Seller has committed a breach of any of the restrictive covenants set forth in Sections 4, 5, 6, 7 or 8 of this Agreement, Seller consents to an injunction in favor of the Company enjoining any breach of such covenant by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Company may be entitled.

11. Modification.  If any provision of Sections 4, 5, 6, 7 or 8 of this Agreement or the application of any such provision to any person or circumstance shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, it should be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which such court would find it enforceable, and such determination of unenforceability will not affect any other provision of this Agreement.

12. Waiver.  Failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed to be a waiver of such term, covenant, or condition, nor shall any relinquishment of any right or power under this Agreement by the Company at any one or more times be deemed a waiver or relinquishment of such right or power by the Company at any other time or times.

13. Miscellaneous.

(a) Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all of the parties.

(b) Waivers.  No failure on the part of a party hereto or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

(c) Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

(d) Assignment.  This Agreement may not be assigned by Seller (whether by operation of law or otherwise) without the prior written consent of the Company.  Any assignment or purported assignment in violation of this Agreement shall be null and void.

Exhibit C – Form of Noncompetition Agreement

(e) Headings.  The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

(f) Governing Law; Venue.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  The parties hereby acknowledge and agree that this Agreement was made and shall be performed in the County of Sonoma in the State of California, and hereby consent to the exclusive jurisdiction and venue of such county.

(g) Dispute Resolution.

(i) Mutual Discussion.  If any claim, controversy, or dispute of any kind whatsoever (a “Dispute”) shall arise among the parties (including their subsidiaries and affiliates) in connection with, relating to, or arising out of this Agreement or any other agreement contemplated hereby, including without limitation the interpretation, performance, nonperformance, or termination hereof or thereof, the parties shall initially attempt to settle such Dispute through mutual discussion.  Such request shall be made by any party hereto by written notice to the other parties referencing this provision.  If such Dispute has not been resolved through mutual discussion within thirty (30) days following such notice, such Dispute shall be settled by binding arbitration pursuant to Section 13(g)(ii) hereof.

(ii) Arbitration.  Arbitration shall be conducted by the Arbitration and Mediation Center (the “AMC”) of Sonoma County or such other arbitration service mutually agreeable to the parties.  Arbitration shall be conducted in Sonoma County, California, and in accordance with the California Arbitration Act, section 1280-1294.2 of the California Code of Civil Procedure, provided such rules are not inconsistent with the express provisions set forth in this Agreement.  Arbitration shall be conducted by one (1) arbitrator with the AMC panel or such other arbitrator mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  Discovery may be conducted if determined necessary or appropriate by the arbitrator, but such arbitrator shall limit such discovery to the minimum necessary for preparation of the parties’ prosecution and defense of any claim made in arbitration.  Costs of arbitration (including attorneys’ fees and expenses) shall be made a part of the arbitrator’s award to the prevailing party.  Arbitration pursuant to this Section 13(g) shall be the parties sole and exclusive venue for resolution of a Dispute.

(h) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Exhibit C – Form of Noncompetition Agreement

(i) Counterparts and Signature Pages.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

Exhibit C – Form of Noncompetition Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition, Nonsolicitation, and Nondisclosure Agreement effective as of the date first above written.

HDD:

H.D.D. LLC, a California limited liability company

By:
Phillip L. Hurst, Manager

COMPANY:

THE WINE SPIES, LLC, a California limited liability company

By:
Jason Seeber, Manager

SELLER:

Brandon Stauber

Exhibit C – Form of Noncompetition Agreement

EXHIBIT D

FORM OF CONSULTING AGREEMENT

Exhibit D – Form of Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of July ___, 2012, is made by and between THE WINE SPIES, LLC, a California limited liability company (the “Company”) and BRANDON STAUBER, an individual (“Consultant”).

RECITALS

A.
Consultant has executed that certain Membership Interest Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which H.D.D. LLC, a California limited liability company, purchased from Consultant all of his membership interests of the Company.

B.
The Company desires to retain Consultant as an independent contractor to provide certain services, and Consultant desires to be retained by the Company to provide such services, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Term.  This Agreement shall become effective on the date of this Agreement and shall continue in full force on a month-to-month basis until otherwise terminated by either party with thirty (30) days written notice.

2. Compensation.  Consultant shall perform services related to the Company’s financial management and website-related activities.  Consultant shall work sixty (60) hours per month.  The Company shall pay to Consultant compensation at the rate of $4,500 per month, payable in accordance with the Company’s standard practices for independent contractors.

3. Services.  Consultant shall provide consulting services to and consult with the Company in an advisory capacity on matters pertaining to the Company’s financial management and website-related activities, and other duties as mutually agreed upon by the parties (the “Services”).

4. Expense Reimbursements.  In accordance with procedures established by the Company, and upon receipt of all documentation required by the Company, the Company shall reimburse Consultant for reasonable costs and expenses incurred by Consultant in connection with the performance of the Services, including without limitation telephone charges and travel and entertainment expenses, provided such costs and expenses were approved in advance in writing by the Company.

Exhibit D – Form of Consulting Agreement

5. Nature of Relationship.  No partnership or joint venture is formed by this

Agreement.  Consultant shall perform the Services hereunder as an independent contractor.  As an independent contractor, Consultant acknowledges and agrees that he may, but is not obligated, to do the following: (i) perform Services at times of Consultant’s choosing, provided the timing of performance of Services meets the reasonable expectations of the Company; (ii) hire, supervise and pay others in order to provide the Services; (iii) perform Services in any order or manner Consultant chooses, provided the performance of Services are in accordance with the Company’s accepted business practices; and (iv) perform service contracts for more than one person or entity concurrently, except as expressly limited by this Agreement.  As an independent contractor, Consultant acknowledges and agrees that he must do the following: (i) be responsible for any tools, materials and other equipment necessary to accomplish the Services; (ii) be responsible for any training of Consultant or Consultant’s personnel; and (iii) be responsible for satisfactory completion of all Services provided.  Consultant shall not enter into any agreement or incur any obligations on the Company’s behalf, or commit the Company in any manner without the Company’s prior written consent.  Any employees of Consultant are not employees of the Company.

6. Taxes.  Consultant acknowledges and agrees that Consultant is obligated to report as income all fees received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon.  Neither Consultant nor Consultant’s employees shall be treated by the Company as its employees with respect to any Services performed hereunder for state or federal tax or any other purposes.

7. Worker’s Compensation.  As an independent contractor, Consultant specifically requests that the Company not provide worker’s compensation coverage, and hereby waives any right Consultant may have to file a claim under worker’s compensation or similar laws.

8. Miscellaneous.

(a) Entire Agreement.  This Agreement, including any other agreements and schedules to be entered into in connection with the transactions contemplated hereby, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto, whether written or oral.

(b) Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party or parties to be bound thereby.  No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

(c) Successors and Assigns; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d) Construction.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

(e) Headings.  The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

(f) Governing Law, Venue.  This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  The parties consent to the exclusive jurisdiction and venue of the County of Sonoma in the State of California.

(g) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h) Attorneys’ Fees.  If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs, in addition to any other relief to which the party may be entitled.  As used herein, “prevailing party” shall include without limitation: (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

(i) Dispute Resolution.

(i) Mutual Discussion.  If any claim, controversy, or dispute of any kind whatsoever (a “Dispute”) shall arise among the parties (including their subsidiaries and affiliates) in connection with, relating to, or arising out of this Agreement or any other agreement contemplated hereby, including without limitation the interpretation, performance, non-performance, or termination hereof or thereof, the parties shall initially attempt to settle such Dispute through mutual discussion.  Such request shall be made by any party hereto by written notice to the other parties referencing this provision.  If such Dispute has not been resolved through mutual discussion within thirty (30) days following such notice, such Dispute shall be settled by binding arbitration pursuant to Section 8(i)(ii) hereof.

Exhibit D – Form of Consulting Agreement

(ii) Arbitration.  Arbitration shall be conducted by the Arbitration and Mediation Center (the “AMC”) of Sonoma County or such other arbitration service mutually agreeable to the parties.  Arbitration shall be conducted in Sonoma County, California, and in accordance with the California Arbitration Act, section 1280-1294.2 of the California Code of Civil Procedure, provided such rules are not inconsistent with the express provisions set forth in this Agreement.  Arbitration shall be conducted by one (1) arbitrator with the AMC panel or such other arbitrator mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  Discovery may be conducted if determined necessary or appropriate by the arbitrator, but such arbitrator shall limit such discovery to the minimum necessary for preparation of the parties’ prosecution and defense of any claim made in arbitration.  Costs of arbitration (including attorneys’ fees and expenses) shall be made a part of the arbitrator’s award to the prevailing party.  Arbitration pursuant to this Section 8(i) shall be the parties sole and exclusive venue for resolution of a Dispute.

(j) Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Exhibit D – Form of Consulting Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date set forth above.

COMPANY:

THE WINE SPIES, LLC, a California limited liability company

By:
Jason Seeber, Manager

CONSULTANT:

Brandon Stauber

Exhibit D – Form of Consulting Agreement

EXHIBIT E

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

The undersigned hereby assigns, and transfers to H.D.D. LLC, a California limited liability company, all of his right, title and interest in a fifty percent (50%) Membership Interest (the “Membership Interest”) in THE WINE SPIES, LLC, a California limited liability company (the “LLC”), and irrevocably constitutes and appoints Spaulding McCullough & Tansil, LLP as agent to transfer the Membership Interest, with full power of substitution in the premises.  The undersigned represents and warrants that the Membership Interest transferred hereby represents all of the interest the undersigned holds in the LLC and all of his right, title and interest in the equity and profits of the LLC.

Dated: July __, 2012

By:
Brandon Stauber

Exhibit E – Form of Assignment of Membership Interest

EXHIBIT F

CONSENT OF SPOUSE OR REGISTERED DOMESTIC PARTNER

I acknowledge that I have read the foregoing Membership Interest Purchase Agreement to which a copy of this Consent is attached (the “Agreement”), and that I know and agree to its contents.  I am aware that by its provisions my spouse or registered domestic partner agrees to sell all of his Membership Interest in the Company (the “Purchased Interest”), including my community interest therein (if any).  I hereby consent to such sale, approve the provisions of the Agreement, and agree that the Purchased Interest and my interest in them are subject to the provisions of the Agreement and that I will take no action at any time to hinder the operation of the Agreement on the Purchased Interest.  I acknowledge that I have been advised to discuss this consent with legal counsel of my choice and that I have had the time and opportunity to do so.

Date	(Signature)

(Printed Name)

OR

By his signature below, Member represents that he is not legally married or in a registered domestic partnership as of the date of executing this Agreement.

Date	(Member’s Signature)

(Member’s Printed Name)

Exhibit F – Consent of Spouse